Exhibit 99.3

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Our common stock traded on the Nasdaq Stock Market under the symbol “HOFF” until the close of business on April 1, 2005 when we requested that our common stock be delisted from the Nasdaq Stock Market. Since this time, our common stock has traded in the over-the-counter market, both through listings in the National Quotation Bureau “Pink Sheets” and more recently on the OTC Bulletin Board, but our common stock is not currently listed or quoted on any recognized national or regional securities exchange or market. Current trading information about our common stock can be obtained from the OTC Bulletin Board (http://quotes.nasdaq.com/) under the trading symbol “HOFF.OB.” The following table sets forth the high and low closing bid prices per share of our common stock, as reported by the Nasdaq Stock Market or the over-the-counter markets, for the periods indicated. On April 12, 2006, we effected a 1-for-25 reverse stock split of our issued and outstanding common stock. All common share amounts (and per share amounts) have been adjusted to reflect the 1-for-25 reverse stock split.

	2005		2004
Fiscal Quarter	High	Low	High	Low

First	$50.225	$10.00	$117.50	$72.75
Second	$11.25	$6.125	$74.75	$20.25
Third	$17.50	$7.00	$26.25	$13.25
Fourth	$17.00	$10.50	$41.50	$7.50

At March 3, 2006, we had 83 holders of record of our common stock.

We intend to retain all of the cash our business generates to meet our working capital requirements, fund operations and reduce our substantial indebtedness. We do not plan to pay cash dividends on our common stock in the foreseeable future. In addition, our debt agreements prevent us from paying dividends or making other distributions to our stockholders.

  Equity Compensation Plan Information

The following table provides information regarding common stock authorized for issuance under our equity compensation plans as of December 31, 2005:

Number of Securities
	Number of	Weighted-	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in
	and Rights	Rights	Column (a))(2)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	85,024	$183.50	1,713,057
Equity compensation plans not approved by security holders(1)	—	—	—

Total	85,024	$183.50	1,713,057

(1)	Our equity compensation program does not include any equity compensation plans (including individual compensation arrangements) under which common stock is authorized for issuance that was adopted without the approval of stockholders.

(2)	Of the shares remaining for issuance under our equity compensation plans, no more than 313,057 shares may be issued as restricted stock or other stock based awards (which awards are valued in whole or in part on the value of the shares of common stock under each plan).

  Issuer Purchases Of Equity Securities

None.